Exhibit 99.1

October 13, 2003

Company Press Release

Source:	California Steel Industries, Inc.
Contact:	Vicente Wright
President & CEO
909.350.6200

California Steel Industries Reports Third Quarter 2003 Results

Fontana, CA.— California Steel Industries, Inc. (“CSI”) today reported sales of $191.2 million for third quarter 2003, on shipments of 507,683 tons, and a net loss of $3.95 million. EBITDA totaled $3.35 million. Sales volume was only slightly less than the same period last year, while continued downward pressure on sales prices resulted in a reduction in net sales dollars. Year-to-date net income totals $1.4 million on sales of $571.6 million.

Vicente Wright, President and CEO, commented, “I believe that third quarter 2003 was a very difficult quarter for the entire U. S. steel industry. In addition to the atypical costs found here in California, such as higher workers’ compensation and electricity rates, we faced problems with slab deliveries, affecting our shipment performance. Furthermore, there is an abnormal disparity between our sales prices versus slab costs.”

“That said, I cannot speak highly enough about the efforts of everyone at CSI to produce and ship product to our customers while controlling and reducing costs,” Mr. Wright added.

Sales volumes were as follows:

	3Q2003	3Q2002
Hot Rolled	226,112	235,691
Cold Rolled	55,181	53,523
Galvanized	185,006	182,837
Pipe	41,384	36,333

Total	507,683	508,384

Average slab consumption costs (including the FOB slab price, ocean freight, unloading charges, duties, and rail freight from the port of Los Angeles to CSI’s Fontana works) for the quarter were down slightly when compared to second quarter 2003. However, the number is approximately $40 per ton higher than slab costs in third quarter 2002. Conversely, average sales prices fell $28 per ton when compared to second quarter 2003.

Unaudited figures (in thousands) are as follows:

	Three Months Ended		Nine Months Ended
	9/30/2003	9/30/2002	9/30/2003	9/30/2002
Billed Net Tons	507,683	508,384	1,397,305	1,520,383
Net Sales Revenue	$191,215	$195,812	$571,618	$541,878
Cost of Sales	$189,638	$166,783	$541,989	$471,952
SG&A	$5,722	$6,730	$19,395	$18,162
Operating Income (Loss)	$(4,145)	$22,299	$10,234	$51,764
Interest Expense, net	$3,220	$3,459	$9,924	$10,596
Income (Loss) Before Tax	$(6,911)	$19,852	$1,815	$41,680
Net Income (Loss)	$(3,955)	$11,877	$1,429	$25,121
Depreciation & Amortization	$7,048	$7,198	$21,732	$21,898

Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$10,708	$(6,308)	$44,383	$56,097
Investing Activities	$(1,279)	$(4,156)	$(12,039)	$(12,234)
Financing Activities	$(4,878)	$(6,622)	$(23,878)	$(47,045)

EBITDA(1)	$3,353	$29,639	$33,462	$73,304

(1) A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

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CSI continues its strong cash generation, permitting the Company to maximize its liquidity position. The balance under its Revolving Credit Agreement stands at zero as of September 30, with availability of $108 million and a cash balance of $11.4 million.

CSI is pleased to announce that Ricardo Bernardes has joined the company as Chief Financial Officer, effective September 15, 2003.

“I welcome Ricardo to the CSI family,” said Mr. Wright. “He is a great addition to a talented executive staff, and he is already working well with the team at CSI.”

Mr. Bernardes has held various executive financial positions in Brazil. He is familiar with the steel industry from his work on various projects for Booz Allen & Hamilton in Brazil and Argentina. He is a graduate of University of California Los Angeles, Master of Business Administration.

Other Business

During third quarter 2003, California Steel Industries made its semi-annual bond interest payment of $6.375 million, on September 30. On the same date, CSI also paid dividends to its shareholders of $4.878 million, representing the final payment due from 2002 net income.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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